Exhibit 4.4


           AGREEMENT FOR APPOINTMENT AS DIVIDEND REINVESTMENT AGENT


This Agreement for Appointment of Dividend Reinvestment Agent dated this 6th day of February, 1998, by and between FIRST UNION NATIONAL BANK OF NORTH CAROLINA ("First Union") and CONSUMERS WATER COMPANY ("Corporation").


                                  WITNESSETH:


WHEREAS, the parties wish to provide for First Union to function as Dividend Reinvestment Agent on the terms and conditions as set forth herein:

1. The parties agree that First Union shall serve as the Dividend Reinvestment Agent for the Corporation in accordance with the terms set forth.

2. The duties of First Union as Dividend Reinvestment Agent are based upon the Description of Services (Section I), as attached hereto.

3. The fee arrangement is based upon the Fee Schedule (Section II) as attached hereto. The fees shall not be increased during the thirty-six month period commencing with the first day of the initial term. Effective at the beginning of the 13th month following such date, First Union may increase such charges at any time and from time to time, but not more often than once in any twelve month period, by an amount equal to the greater of eight percent or the cumulative percentage increase of the United States Consumers Price Index for Urban Households, published by the Bureau of Labor Statistics, United States Department of Labor (or its successor index) (the "CPI") during the period beginning on the date of the prior increase (or, in the case of the initial increase, the first day of the initial term) and ending on the latest day included in the latest CPI calculation published at the time of such price increase.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                        FIRST UNION NATIONAL BANK OF
                                        NORTH CAROLINA

                                        By:  /s/ Kenneth E. Staab
                                             ----------------------------------
                                             Kenneth E. Staab, Vice President

[SEAL]

                                       Attest:  /s/ Kristin N. Knapp
                                                -------------------------------

                                       CONSUMERS WATER COMPANY

                                       By:  /s/ Brian R. Mullany
                                            -----------------------------------
                                            Title: Vice President and Secretary

[SEAL]

                                       Attest: /s/ Elizabeth H. Vaughn
                                               --------------------------------


I.    DIVIDEND REINVESTMENT SERVICES

This benefit enables employees to acquire company ownership often through the convenience of payroll deduction. Our specialized unit will provide consulting on plan design, and once implemented, will work closely with your in-house resources to provide superior service and commitment.

As Dividend Reinvestment Agent our services include:

      *     Receive and post all optional cash contributions

      * Purchase stock with funds from payroll deductions or optional cash contributions

      * Proactive involvement with your Human Resources and/or Payroll Department to set up new employee accounts

      *     Allocate full and fractional shares to each employee's account

      *     Prepare and mail statements to employees after each investment

      * Prepare and file federal tax information at the end of each taxable period

      *     Correspond with Plan participants as directed by the Company

      *     Provide complete proxy services

      *     Process liquidation or termination requests

      Upon  request, the bank will:

            *     issue certificates for full shares,

            * or sell full shares in the open market and deliver proceeds to the shareholder


II.   DIVIDEND REINVESTMENT AGENT FEES

ADMINISTRATION

      Annual Fee . . . . . . . . . . . . . . . . . . . . . . . . . . $3,000.00

      Consumers Water Company's full-time primary and backup account officers will consult with the Company regarding the administrative decisions relating to the corporate security issue, for example, but not limited to, securities regulations and requirements. Additionally, our Investor Communications Group is available to assist your employees regarding transfer requirements, research questions, balance information, et cetera.


DIVIDEND REINVESTMENT AGENT

      These services are detailed in the attached Section I.


ALL-INCLUSIVE QUARTERLY FEE . . . . . . . . . . . . . . . .   $1.25 per account
                                                    (Minimum $2,500 Annual Fee)
                            (Based upon 4 investments per year; each additional
                                          investment is $1.00 per transaction.)


OUT-OF-POCKET EXPENSES

      All out-of-pocket expenses, including postage, insurance, telephone, courier expenses, check stock and stationery, will be billed in addition to the fees listed herein. We do not add on a service or handling charge.

SPECIAL SERVICES

      Services not included in this fee schedule, but deemed necessary or desirable by the corporate issuer, may be subject to additional charges based upon an appraisal with the company before services are to be performed.